Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS

Affirms 2017 Guidance

New York, New York, March 13, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the fourth quarter ended December 31, 2016.

Fourth Quarter 2016 Compared to Fourth Quarter 2015:

•	Net sales were $134.8 million, up 13.9% from $118.3 million; at comparable foreign currency exchange rates, net sales increased 15.3%;
•	Sales by European based operations rose 12.8% to $99.9 million from $88.6 million; at comparable foreign currency exchange rates, net sales increased 14.6%;
•	U.S. based operations generated net sales of $34.9 million, up 17.3% from $29.7 million;
•	Gross margin was 63.7% of net sales compared to 64.0%;
•	S,G&A expense as a percentage of net sales was 59.0% compared to 60.4%;
•	Operating income rose 26.5% to $5.4 million from $4.3 million;
•	Net income attributable to Inter Parfums, Inc. rose 111.2% to $3.9 million compared to $1.9 million; and,
•	Net income attributable to Inter Parfums, Inc. per diluted share rose 116.7% to $0.13 from $0.06.

Full year 2016 net sales increased 11.2% to $521.1 million from $468.5 million in 2015. At comparable foreign currency exchange rates, net sales increased 12.1%. In 2016, net income attributable to Inter Parfums, Inc. was $33.3 million or $1.07 per diluted share, as compared to $30.4 million or $0.98 per diluted share in 2015.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “With regard to European based operations, our largest brand, Montblanc fragrances led the way with year-over-year sales growth of 25% due to the successful launch of the Legend Spirit line, as well as the solid performance of the original Legend line. We are also seeing a sales uptick in the brand’s Lady Emblem collection in certain markets. Our top line also benefited from the inclusion and better than expected performance of our first ever Coach women’s fragrance, which generated $23 million in sales in 2016. Rochas contributed $34.6 million to full year sales; we began consolidating the brand’s sales when we acquired Rochas in June 2015. Sales by our second largest brand, Jimmy Choo, were off a modest 2% for the year, because of a difficult comparison to 2015 when we launched Jimmy Choo Illicit and rolled out Jimmy Choo Man.”

Mr. Madar further noted, “The sales catalyst for U.S. based operations was the international launch of First Instinct, our men’s scent for Abercrombie & Fitch, and Wave, our fragrance duo for Hollister. In addition, the Dunhill brand was a strong performer for the year due in great part to the continued success of the Icon fragrance family.”

Mr. Madar continued, “We have an impressive line-up of fragrance launches rolling out in 2017 with a special emphasis on our newer brands, including our first new scent for the Rochas brand, Mademoiselle Rochas. Also in the line-up is our first ever Coach fragrance for men. We are also introducing a women’s version of First Instinct by Abercrombie & Fitch and for Hollister, we have Wave 2, a brand extension duo. In addition, many of our older brands will welcome new members to their fragrance franchises. Montblanc is adding a third pillar to the Legend family with Legend Night. Two new major fragrance initiatives for Jimmy Choo are in the works, one each for men and women. Distribution of Lanvin Modern Princess, which was unveiled late in 2016, is expanding internationally; a six scent Boucheron collection is going into select distribution; and a major launch is planned for Bella Blanca by Oscar de la Renta later in the year. In addition, we are fine-tuning product selections for several of our other niche brands.”

Inter Parfums, Inc. News Release	Page 2
March 13, 2017

Mr. Madar closed by saying, “For the full year 2016, our three largest markets Western Europe, North America and Asia, have performed quite nicely, achieving sales gains of 23%, 19% and 4%, respectively, compared to one year earlier. Sales in Central and South America ran 7% ahead of 2015, and even the Middle East squeezed out a small gain. Eastern Europe was the only down market for us as the Russian economy continues to suffer from low oil prices and a devalued currency.”

Discussing profitability factors, Russell Greenberg, Executive Vice President and CFO, stated, “Our consolidated gross margin for the year was 62.7%, up from 61.8% in 2015. The gross margin for European operations was 66% compared with 2015’s 65%, and for U.S. operations, the gross margin was 50% for both 2016 and 2015. Selling, general and administrative expenses increased 13% compared to 2015 and represented 50% of 2016 net sales, as compared to 49% in 2015. For European operations, selling, general and administrative expenses increased 14% and represented 53% of net sales, as compared to 52% for 2015. For U.S. operations, selling, general and administrative expenses rose 9% and represented 38% of net sales compared to 39% in 2015. Promotional spending as a percentage of sales was approximately 19.0% and 17.9% for 2016 and 2015, respectively.”

He continued, “There were two nonrecurring events in the final quarter of the year, one benefitting operating income and the other detracting from it. First, late last year we reached an agreement under which Balmain is buying out our Balmain license for approximately $5.7 million. As a result of the buyout, we recognized a gain of $4.7 million in the final quarter of 2016. Balmain fragrance sales represented less than 1% of 2016 consolidated net sales.”

Mr. Greenberg went on to say, “The second nonrecurring item relates to the underperforming Karl Lagerfeld brand. During the fourth quarter of 2016, we decided that in all likelihood we will exercise our rights for an early termination of the Karl Lagerfeld license in 2024, rather than its original expiration in 2032. As a result, we recorded an impairment loss of $5.7 million as of December 31, 2016.”

Mr. Greenberg also pointed out, “We closed the year with working capital of $338 million, including approximately $256 million in cash, cash equivalents and short-term investments, and our long-term debt, including current maturities, aggregated $74.6 million at year end.”

Guidance

In closing, Mr. Greenberg noted, “We continue to expect that our 2017 net sales will be in the range of $550 million to $560 million, resulting in net income attributable to Inter Parfums, Inc. of between $1.20 to $1.24 per diluted share. As always, our guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.17 per share will be paid on April 14, 2017 to shareholders of record on March 31, 2017.

Inter Parfums, Inc. News Release	Page 3
March 13, 2017

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET, on Tuesday, March 14, 2017. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
March 13, 2017

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net sales	$134,771	$118,326	$521,072	$468,540

Cost of sales	48,877	42,616	194,601	179,069

Gross margin	85,894	75,710	326,471	289,471

Selling, general and administrative expenses	79,503	71,453	258,787	228,268
Gain on buyout of license	(4,652)	---	(4,652)	---
Impairment loss	5,658	---	5,658	---
Income from operations	5,385	4,257	66,678	61,203

Other expenses (income):
Interest expense	159	1,015	2,340	2,826
(Gain) loss on foreign currency	207	(875)	595	876
Interest and dividend income	(609)	(166)	(3,331)	(2,995)

	(243)	(26)	(396)	707

Income before income taxes	5,628	4,283	67,074	60,496

Income taxes	1,036	2,773	23,826	21,527

Net income	4,592	1,510	43,248	38,969

Less: Net income attributable to the noncontrolling interest	665	(349)	9,917	8,532
Net income attributable to Inter Parfums, Inc.	$3,927	$1,859	$33,331	$30,437

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.13	$0.06	$1.07	$0.98
Diluted	$0.13	$0.06	$1.07	$0.98

Weighted average number of shares outstanding:
Basic	31,072	31,012	31,072	30,996
Diluted	31,231	31,125	31,176	31,100

Dividends declared per share	$0.17	$0.13	$0.62	$0.52

Inter Parfums, Inc. News Release	Page 5
March 13, 2017

INTER PARFUMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands except share and per share data)

Assets	2016	2015
Current assets:
Cash and cash equivalents	$161,828	$176,967
Short-term investments	94,202	82,847
Accounts receivable, net	104,819	95,082
Inventories	96,977	98,346
Receivables, other	7,433	2,422
Other current assets	6,240	5,811
Income taxes receivable	626	100
Deferred tax assets	8,090	7,182
Total current assets	480,215	468,757
Equipment and leasehold improvements, net	10,076	9,333
Trademarks, licenses and other intangible assets, net	183,868	201,335
Other assets	8,250	8,234
Total assets	$682,409	$687,659
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	21,498	22,163
Accounts payable - trade	49,507	50,636
Accrued expenses	62,609	46,890
Income taxes payable	3,331	7,359
Dividends payable	5,293	4,035
Total current liabilities	142,238	131,083
Long–term debt, less current portion	53,064	76,443
Deferred tax liability	3,449	3,746
Commitments and contingencies
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares;
none issued	--	--
Common stock, $0.001 par value. Authorized 100,000,000 shares;
outstanding, 31,138,318 and 31,037,915 shares
at December 31, 2016 and 2015, respectively	31	31
Additional paid-in capital	63,103	62,030
Retained earnings	402,714	388,434
Accumulated other comprehensive loss	(57,982)	(48,091)
Treasury stock, at cost, 9,864,805 and 9,880,058 common shares
at December 31, 2016 and 2015, respectively	(37,475)	(36,817)
Total Inter Parfums, Inc. shareholders’ equity	370,391	365,587
Noncontrolling interest	113,267	110,800
Total equity	483,658	476,387
Total liabilities and equity	$682,409	$687,659